Exhibit 99(a)(5)(iv)
The following document is an unofficial English translation of the French regulatory press release required by Article 231-16 of the General Regulations of the French Autorité des marchés financiers (the “AMF”) and is provided for informational purposes only. The French version of this press release was published in Les Echos newspaper in France on December 3, 2008. This document does not constitute an offer to purchase any securities or a solicitation of an offer to sell any securities. The tender offers described here, which have not yet commenced, will be made for the ordinary shares, American depositary shares (the “ADSs”) and OCEANEs of Wavecom. This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any Wavecom securities. The solicitation and the offer to buy the shares, ADSs and OCEANEs of Wavecom will be made only pursuant to the offer to purchase and related materials that Sierra Wireless filed with the AMF as a note d’information, or the Tender Offer Statement on Schedule TO Sierra Wireless intends to file with the U.S. Securities and Exchange Commission (the “SEC”). Wavecom security holders and other investors should read carefully the Tender Offer Statement on Schedule TO and the note d’information, as well as the Schedule 14D-9 and note en réponse we expect Wavecom to file, and any amendments or supplements thereto, prior to making any decisions with respect to the tender offers because these documents contain, or will contain, important information, including the terms and conditions of the tender offer. Wavecom security holders and other investors will be able to obtain copies of these tender offer materials and any other documents filed with the AMF from the AMF’s website (www.amf-france.org.), and with the SEC, from the SEC’s website (www.sec.gov), in each case without charge. Such materials filed by Sierra Wireless will also be available for free at Sierra Wireless’s website (www.sierrawireless.com).
FILING OF A TENDER OFFER
For The Shares and OCEANEs Issued By

Initiated by
SIERRA WIRELESS FRANCE
an indirect wholly-owned subsidiary of

Presented by

LAZARD FRÈRES BANQUE
Offer Price: 8.50 euros per Wavecom share (including any dividends payable)
31.93 euros plus Unpaid Accrued Interest per OCEANE
Duration of the Offer: 25 trading days

Important Notice: Pursuant to article L.433-4 III of the Monetary and Financial Code and articles 237-14 et seq. of the General Regulations of the Autorité des marchés financiers (the “AMF”), in the event that the minority shareholders of Wavecom do not represent, on the closing of the Offer, more than 5% of the capital and voting rights of Wavecom, Sierra Wireless France reserves the right to implement, within a three month period after the closing of this Offer, a compulsory buyout procedure to allow transfer of the Wavecom shares not included in this Offer and the U.S. Offer (except treasury shares).
In the event that shares not tendered to the Offer or to the U.S. Offer and the shares that may be issued upon exercise of the OCEANEs not tendered to the Offer or to the U.S. Offer do not represent more than 5% of the total amount of securities of Wavecom existing or that may be issued, Sierra Wireless France reserves the rights to implement, within a three-month period after the closing of this Offer, a compulsory buyout procedure to allow transfer of the Wavecom OCEANEs not tendered to the Offer or to the U.S. Offer.

This press release is being filed by Sierra Wireless France SAS pursuant to article 231-16 of the General Regulations of the AMF. This Offer and the draft prospectus of Sierra Wireless France SAS remain subject to the examination and approval of the AMF.

The draft offer memorandum is available on the internet website of Sierra Wireless (www.sierrawireless.com) and on the website of the AMF (www.amf-france.org). Copies of the draft offer memorandum may also be obtained free of charge from: Lazard Frères Banque, 121 boulevard Haussmann, 75008 Paris.
1	Presentation of the Offer
Pursuant to Section III Book II and specifically article 232-1 et seq. of the General Regulations of AMF (“AMF General Regulations”), Sierra Wireless France SAS, a company organized under the laws of France with a share capital of €37,000 divided into 37,000 fully paid-up shares and whose registered office is located at 1, rue Favart, 75002 Paris, (hereinafter, “Sierra Wireless France” or the “Offeror”, and an indirect wholly-owned subsidiary of Sierra Wireless, Inc., a corporation organized under the laws of Canada with a share capital of US$324,406,000, divided into 31,031,954 fully paid-up shares and admitted to trading on the Toronto Stock Exchange in Canada and on the NASDAQ National Market in the United States, registered under number 292543-5, having its registered office at Suite 2600, Three Bentall Centre, 595 Burrard Street, P.O. Box 49314, Vancouver, British Columbia, V7X IL3, Canada, (hereafter referred to as “Sierra Wireless”) irrevocably proposes to the shareholders of Wavecom and the holders of OCEANEs (as such term is defined below) issued by Wavecom, a société anonyme organized under the laws of France, whose registered office is located at 3 esplanade du Foncet, 92442 Issy Les Moulineaux, registered with the Companies Registry of Nanterre under the identification number 391 838 042, (“Wavecom” or the "Company”) to acquire, pursuant to the terms and conditions set forth below (the “Offer”):
(i)	all Wavecom shares existing or that may be issued during the Offer or during the Reopened Offer (as such term is defined below) and if any, the shares issued upon the conversion the OCEANEs (as such term is defined below) or issued upon the exercise of warrants (bons de souscription d’action), founders’ warrants (bons de souscription de parts de créateur d’entreprise) and stock options (options de souscription d’action) issued by Wavecom, to the knowledge of the Offeror a maximum of 18,768,903 shares (the “Shares”) (excluding the 1,091,861 treasury shares that the Company has undertaken not to tender into the Offer); and

(ii)	all Wavecom bonds with a conversion and/or exchange option for newly issued or existing shares (the “OCEANEs”), to the knowledge of the Offeror a maximum of 2,571,884 OCEANEs.
     The Shares and the OCEANEs are hereinafter collectively referred to as the “Securities”.
A distinct offer (hereafter, the “U.S. Offer”, and, together with the Offer, the “Offers”), with substantially similar conditions, will be filed in the United States with the United States Securities and Exchange Commission (hereafter, the “SEC”). The U.S. Offer will be open to all holders of American Depositary Shares (“ADSs”), wherever located, as well as to the U.S. holders (within the meaning of Rule 14d-1(d) under the United States Securities Exchange Act of 1934, as amended) of Securities.
U.S. holders of Wavecom Shares and OCEANEs may not tender their Securities into this Offer. U.S. holders of Shares and OCEANEs who wish to tender their Shares and OCEANEs may only do so through the U.S. Offer. Additionally, holders of ADSs may not tender their ADSs into the Offer. Holders of ADSs who wish to tender their ADSs must do so through the U.S. Offer.
This Offer constitutes a competing offer to Gemalto’s offer cleared by the AMF on 24 October 2008, whereby Gemalto proposed to the shareholders of the Company to purchase all Shares and OCEANEs issued by the Company for an offer price of €7 per share and €31.30 (plus unpaid accrued interest) per OCEANE.
At a meeting of the Board of the Directors of Wavecom (the “Wavecom Board”) held on 29 October 2008, the Wavecom Board unanimously held that the tender offer launched by Gemalto was inadequate and not in Wavecom’s interests, not in Wavecom’s shareholders interests and not in Wavecom’s employees interests and recommended that Wavecom shareholders and holders of Wavecom OCEANEs not tender into Gemalto’s offer.
The Offer will be implemented according to normal procedure in accordance with the provisions of article 232-1 et seq. of the AMF General Regulations.

2	Reasons for the Offer
The combination of Sierra Wireless and Wavecom would create a clear global leader in wireless machine to machine (“M2M”) and mobile computing, with a well-positioned, diversified business. The combined entity would be able to take advantage of the large and growing M2M market, and leverage Wavecom’s capabilities, market position, and growth prospects in the M2M space. The combination brings together complementary products, capabilities and geographic footprints, providing for the opportunity to realize numerous cost savings.
Offeror’s Intentions for the Next Twelve Months
•	Strategy and Industrial Policy:
The Offeror intends to pursue Wavecom’s growth and expand its profitability and revenues with product channels and market expansions.
The Offeror’s intentions with respect to Wavecom’s business are as follows: (i) to utilize Wavecom’s geographical footprint and existing channels to facilitate the expansion of Sierra Wireless’s existing, and future, product lines into new markets; and (ii) to reduce costs, including the elimination of public company costs through the delisting of Wavecom from both the NASDAQ and Euronext Paris exchanges, economies of scale on overhead expenses and purchases, and the reduction of expenses related to geographical deployments. Sierra Wireless intends to keep, for a period of time, the Wavecom trademark to capitalize on their brand strength in the market
•	Intentions regarding corporate structure and senior management
The structure of the Wavecom Board will be modified after the completion of the Offers to reflect the new ownership of the Company.
•	Intentions regarding employment
The Offeror does not intend to implement any significant restructuring following the Offer, outside of what Wavecom is currently contemplating as part of its business strategy. It is the intention of the Offeror to operate Wavecom as a business unit within Sierra Wireless. This Offer is in line with an industrial policy of pursuance of the activity and development of the Company. As a consequence, the Offeror intends to pursue the same human resources management policy and employment strategy. This Offer should not involve important changes and consequences to employment. The individual and collective statutes of the employees of the Company and its subsidiaries shall not be modified after the completion of the Offers.
•	Dividends distribution policy
The Company has never paid any dividends to its shareholders. The Offeror does not intend to change this policy.
•	Prospects for merger, restructuring and reorganization
The Offeror intends to operate Wavecom as a standalone entity within the Sierra Wireless Group but reserves the right to undertake operational reorganization within the Company, subject to the outcome of the Offers.
Compulsory buyout and delisting
In accordance with articles 237-14 et seq. of the AMF General Regulations, the Offeror intends to request the AMF, within three months following the closing of the Offers, to implement a compulsory buyout process of the outstanding Shares to avail the transfer of the Wavecom shares not contributed to the Offer (except the treasury shares), if the Shares not tendered into the Offers do not represent more than 5% of the share capital or voting rights of the Company.
The Offeror also intends to request the AMF, within three months from the closing of the Offers, to implement a compulsory buyout process of the OCEANEs not tendered into the Offers, if the Shares not tendered into the Offers and the Shares that could be issued as a result of the conversion of the untendered OCEANEs do not represent more than 5% of the securities of Wavecom existing or that may be issued.
The Offeror reserves the right, in the event it would hold, directly or indirectly, at least 95% of the share capital and voting rights of the Company and if a compulsory buyout is not implemented under the conditions described above, to file with the AMF a draft mandatory buyout offer, followed, in case it holds at least 95% of the share capital and voting rights of the Company, by a squeeze-out targeting the Shares and the OCEANEs which would not be directly or indirectly held by the Offeror (except the treasury shares). In addition, the Offeror reserves the right, in the event it could not implement a squeeze-out at the time of the closing of the Offer, to request that Euronext Paris delist the Shares and the OCEANEs from the Euronext market. Euronext Paris may only permit such delisting if the trading of the Shares and the OCEANEs, as applicable, is substantially limited following the closing of the Offers, so that the delisting would be in the interest of the market, and in any case subject to Euronext Paris market rules.
Advantages for Sierra Wireless and Wavecom and for their Shareholders
•	Advantages for Sierra Wireless and Sierra Wireless’s shareholders
This acquisition enables Sierra Wireless to take a strong position in the M2M market and establish a leadership position that would be difficult to achieve through organic growth. It also diversifies Sierra Wireless’s customer base, thus reducing the company’s reliance on any single customer.
•	Advantages for Wavecom and Wavecom’s shareholders
The Offer is entirely in cash and provides a premium of 108.3% to the closing share price of Wavecom of €4.08 on 3 October 2008, which was the last trading day prior to the filing of the competing Gemalto offer. Additionally, the Offer represents a 21.4% premium to Gemalto’s Offer of 6 October 2008.
Agreements Possibly Affecting the Outcome of the Offers
•	Confidentiality Agreement
On 24 October 2008, Sierra Wireless and Wavecom entered into a confidentiality agreement (the "Confidentiality Agreement”). Under the Confidentiality Agreement, Sierra Wireless and Wavecom each agreed not to disclose certain information in connection with a potential business transaction between Sierra Wireless and Wavecom, including discussions relating to intellectual property licensing, asset acquisition, or other strategic arrangements, such as financial, business, legal, accounting, commercial and merchandising plan information, proposed term sheets and other materials relating to debt and corporate structure. The Confidentiality Agreement sets out the parties’ obligations to keep the aforementioned information confidential and sets out the limited circumstances under which the confidential information of the other party may be disclosed.
•	Memorandum of Understanding
On 1 December 2008, Sierra Wireless and the Company entered into an agreement (the “Memorandum of Understanding”) whereby Sierra Wireless (or one of its direct or indirect subsidiaries) undertakes to launch a public tender offer in France and a distinct offer in the United States, in order to acquire all the Shares and OCEANEs issued by the Company. In the framework of this agreement, the Company’s Board of Directors unanimously decided to (i) determine that the acquisition of the Company by the Offeror is in the best interests of the Company and its employees and (ii) recommend to all holders of Securities to tender such Securities to the Offers, subject to the consideration of a fairness opinion drawn up by an independent expert appointed in accordance to the articles 261-1 et seq. of the AMF General Regulations.
Pursuant to this agreement, the Company also grants an exclusivity undertaking for the benefit of Sierra Wireless and undertakes to (i) postpone the shareholders’ meeting of the Company to be held on 8 December 2008 and called on 21 November 2008 and (ii) inform the Offeror of all proposals from a third party that could be construed as a competing offer and grant Sierra Wireless the possibility to match the terms of any such competing offer. In addition, the Company undertakes not to (i) tender into the Offer its treasury shares and (ii) not to transfer the treasury shares to a third party.
Support Agreements
On 1 December 2008, Mr. Michel Alard and members of his family signed a support agreement whereby they undertook to tender all of their Wavecom shares, which amount to 1,538,533 Shares and represent 9.72% of the share capital and 10.44% of the voting rights of the Company.

On 1 December 2008, Mr. Aram Hékimian and members of his family signed a support agreement whereby they undertook to tender all of their Wavecom shares, which amount to 1,800,381 Shares and represent 11.38% of the share capital and 12.23% of the voting rights of the Company.
3	Terms and Conditions of the Offer
Securities Covered by the Offer
As of the date hereof, the Offeror does not hold, directly or indirectly, alone or in concert, on its own initiative, any Security issued by the Company.
Pursuant to the provisions of article 231-6 of the AMF General Regulations, and subject to the terms and conditions of the Offer, the Offeror proposes to purchase all the Securities of the Company, i.e.:
—	all Wavecom shares existing or that may be issued during the Offer or during the Reopened Offer (as such term is defined below) and if any, the shares issued upon the conversion the OCEANEs or issued upon the exercise of stock options (options de souscription d’action), founders’ warrants (bons de souscription de parts de créateur d’entreprises) and warrants (bons de souscription d’action) issued by the Company, to the knowledge of the Offeror a maximum of 18,768,903 Shares (excluding the 1,091,861 treasury shares that the Company has undertaken not to tender into the Offer); and

—	all Wavecom OCEANEs issued by the Company, to the knowledge of the Offeror a maximum of 2,571,884 OCEANEs as of the date hereof.
The (i) founders’ warrants, (ii) the warrants and (iii) the stock options of Wavecom that are not vested or transferable in accordance with their terms are not subject to the Offer. Additionally, because the free shares granted to certain Wavecom employees are not exercisable because they (i) are subject to a vesting period or (ii) are vested but are subject to a holding period of two years from the date of vesting, they are not subject to the Offer.
Terms of the Offer
The Offeror irrevocably proposes to acquire, within an offer period whose closing date shall be determined by the AMF in accordance with AMF General Regulations, the following Securities:
—	the Shares that will be tendered to the Offer for an offer price amounting to €8.50 per Share (including any unpaid dividends), and

—	the OCEANEs that will be tendered to the Offer for an offer price of €31.93 per OCEANE plus Unpaid Accrued Interest (“Unpaid Accrued Interest” being defined as interest accrued but unpaid from the last interest payment date preceding the settlement and delivery date of the OCEANEs up to the day prior to the settlement date).
In accordance with the provisions of article 231-13 of the AMF General Regulations, Lazard Frères Banque, acting in its capacity as presenting bank, warrants the content and irrevocable nature of the undertakings made by the Offeror in connection with the Offer.
The draft prospectus has been published on the AMF website (www.amf-france.org). A notice of filing (avis de dépôt) will be published by the AMF on its website. Euronext Paris S.A. will reproduce a copy in a referenced notice (avis référencé).

4	Valuation Criteria of the Offer
Assessment of the Share Price

Methodology	Premium Offered
Share Price

Closing	108.3%

Volume weighted 1 month average	93.7%
Volume weighted 3 month average	82.4%
Volume weighted 6 month average	53.9%

Trading Comparables
Enterprise Value/Turnover 2008	39.7%
Enterprise Value/Turnover 2009	50.5%

Comparable Transactions	4.2%

Discounted Cash Flow Analysis	19.6% - 50.9%

Premium offered over recent similar transactions	39.3% - 60.8%

Research analyst target price	69.2%

Assessment of the OCEANE Price

		Implied Premium
	Implied Premium	(including the payment of
	(without Unpaid	interest through 31 January
Methodology	Accrued Interest) [1]	2009) [2]
Conversion Value	275.6%	276.2%

Share Price
Closing	74.1%	74.4%

1 month average	74.0%	74.2%

3 month average	71.1%	71.4%

6 month average	63.1%	63.3%
12 month average	47.3%	47.5%

Theoretical value	85.9%	86.2%

Price of anticipated redemption	2.0%	2.0%

5	Cautionary Note Regarding Forward-Looking Statements
Certain statements in this press release that are not based on historical facts constitute forward-looking statements or forward-looking information within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and applicable Canadian and French securities laws (“forward-looking statements”). These forward-looking statements are not promises or guarantees of future performance but are only predictions that relate to future events, conditions or circumstances or our future results, performance, achievements or developments and are subject to substantial known and unknown risks, assumptions, uncertainties and other factors that could cause the actual results, performance, achievements or developments in the business or in the industry of the Offeror to differ materially from those expressed, anticipated or implied by such forward-looking statements. Forward-looking statements in this press release include all financial guidance for the fourth quarter of 2008, and all other disclosure regarding possible events,

[1]	Reference Price: 31.93 euros

[2]	Reference Price: 31.98 euros

conditions, circumstances or results of operations that are based on assumptions about future economic conditions, courses of action and other future events. The Offeror cautions you not to place undue reliance upon any such forward-looking statements, which speak only as of the date they are made. These forward-looking statements appear in a number of different places in this press release and can be identified by words such as “may”, “estimates”, “projects”, “expects”, “intends”, “believes”, “plans”, “anticipates”, “continue”, “growing”, “expanding”, or their negatives or other comparable words. Forward-looking statements include statements regarding the offers for the shares, ADS, and OCEANEs of Wavecom, statements regarding the outlook for our future operations, plans and timing for the introduction or enhancement of our services and products, statements concerning strategies or developments, statements about future market conditions, supply conditions, end customer demand conditions, channel inventory and sell through, revenue, gross margin, operating expenses, profits, forecasts of future costs and expenditures, the outcome of legal proceedings, and other expectations, intentions and plans that are not historical fact. The risk factors and uncertainties that may affect the actual results, performance, achievements or developments of the Offeror are many and include, amongst others, the ability of the Offeror to develop, manufacture, supply and market new products that the Offeror does not produce today that meet the needs of customers and gain commercial acceptance, its reliance on the deployment of next generation networks by major wireless operators, the continuous commitment of its customers, and increased competition. These risk factors and others are discussed in Sierra Wireless’s and Wavecom’s respective filings and reports, which may be found on SEDAR at www.sedar.com, on EDGAR at www.sec.gov, at the AMF’s website at www.amf-france.org, and in each of their other regulatory filings with the Securities and Exchange Commission in the United States and the Provincial Securities Commissions in Canada. Many of these factors and uncertainties are beyond the control of the Offeror. Consequently, all forward-looking statements in this press release are qualified by this cautionary statement and the Offeror cannot assure you that actual results, performance, achievements or developments that the Offeror anticipate will be realized. Forward-looking statements are based on management’s current plans, estimates, projections, beliefs and opinions and the Offeror does not undertake any obligation to update forward-looking statements should the assumptions related to these plans, estimates, projections, beliefs and opinions change, except as required by law.
6	Important Additional Information
The tender offers described here, which have not yet commenced, will be made for the ordinary shares, American depositary shares (the “ADSs”) and OCEANEs of Wavecom. This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any Wavecom securities. The solicitation and the offer to buy the shares, ADSs and OCEANEs of Wavecom will be made only pursuant to the offer to purchase and related materials that Sierra Wireless filed with the French Autorité des marchés financiers (the “AMF”) as a note d’information, or the Tender Offer Statement on Schedule TO Sierra Wireless intends to file with the U.S. Securities and Exchange Commission (the “SEC”). Wavecom security holders and other investors should read carefully the Tender Offer Statement on Schedule TO and the note d’information, as well as the Schedule 14D-9 and note en réponse we expect Wavecom to file, and any amendments or supplements thereto, prior to making any decisions with respect to the tender offers because these documents contain, or will contain, important information, including the terms and conditions of the tender offer. Wavecom security holders and other investors will be able to obtain copies of these tender offer materials and any other documents filed with the AMF from the AMF’s website (www.amf-france.org.), and with the SEC, from the SEC’s website (www.sec.gov), in each case without charge. Such materials filed by Sierra Wireless will also be available for free at Sierra Wireless’s website (www.sierrawireless.com).
7	Contacts for Investor Relations
Mr. David McLennan
Chief Financial Officer
Tel. : +1-604-231-1181
Fax : +1-604-231-1103
Email : investor@sierrawireless.com